Exhibit 10.31

AMENDMENT NO. 1 TO

PURCHASE & MARKETING AGREEMENT EXCLUSIVE PRODUCTION APPHARVEST, LLC

(United States)

This Amendment No. 1 (this “Amendment”) of the terms of the Agreement (as defined below) is made as of December 18, 2020 by and among AppHarvest, Inc. (“AppHarvest”) and Mastronardi Produce Limited (“Mastronardi”). Reference is made to that certain Purchase & Marketing Agreement, dated March 28, 2019, by and between AppHarvest and Mastronardi that pertains to the AppHarvest protected agriculture facility located in Morehead, Kentucky (the “Agreement”). AppHarvest and Mastronardi desire to amend the Agreement as set forth below in this Amendment. The capitalized terms not otherwise defined herein have the respective meanings given to them in the Agreement. AppHarvest and Mastronardi are collectively referred to as the “Parties.”

Recitals

A.        AppHarvest and Mastronardi currently operate under agreement in which Mastronardi has the exclusive right to sell and market all fresh fruits and vegetables, including tomatoes, peppers, cucumbers, berries and/or leafy greens, that are grown, harvested, packaged, sold and/or furnished by AppHarvest to any Person in the Territory (ie., Kentucky and West Virginia) that meet #1 Product standards, including the Morehead, KY Facility, the New Grower Facility(ies) currently under construction in Richmond, KY and Berea, KY, and any other New Grower Facility, for an initial term of ten (10) years for each applicable facility (collectively, the “AppHarvest Facilities”), and for each sale Mastronardi shall be paid an amount equal to [***] of the gross sale price plus costs incurred in the sale and distribution of the products;

B.         Under the Agreement, including Section 19, Mastronardi has the exclusive right to elect to include any Additional Products that result in the direct or indirect expansion in AppHarvest’s (including its Affiliates or Persons under common control) growing acreage or growing operations within the Territory, to be included as Products under the Agreement, for a term greater of, (i) ten (10) years from first commercial production of the Additional Products, or (ii) the remainder of the Term of the Agreement, as more fully set forth in the Agreement (the “Additional Products ROFR”);

C.        Under the Agreement, including Section 20, Mastronardi has the exclusive right of first refusal to elect to include any and all fresh produce products for each New Grower Facility within the Territory to be under a grower agreement with Mastronardi for a period of ten (10) years under the same material terms and conditions of the Agreement (the, “New Grower Facility ROFR”) From time to time herein, the Additional Products ROFR and New Grower Facility ROFR are collectively referred to as the, “ROFR’s and individually as a “ROFR”);

D.        Under the Agreement, including Section 13, AppHarvest agrees and shall be subject to and governed by the Non- Solicitation and Non-Competition Restrictive Covenants, including as more fully set forth in Exhibit A of the Agreement that provide Mastronardi with certain rights and protections, including: Non-Solicitation and Employ of Mastronardi or its Affiliates’ employees (Exhibit A, Section 2(a)); restrictions that would cause any Mastronardi Products grown or harvested outside of the Territory to be furnished, transferred or sold inside the Territory (Exhibit A, Section 2(b)); and restrictions on competing with the Mastronardi Business outside the Territory (Exhibit A, Section 2(c)), and as more fully set forth in Exhibit A of the Agreement (collectively, the “Restrictive Covenants”);

E.         Under the Agreement, in the event Mastronardi does not elect to exercise its rights under either ROFR, AppHarvest is restricted from selling or furnishing fresh produce grown and harvested from AppHarvest Facilities within the Territory to any Persons outside of the Territory, without the written permission of Mastronardi; and

F.        The Parties desire to amend and/or otherwise supplement the Agreement, including to provide for certain exceptions to the Restrictive Covenants in the event Mastronardi elects not to proceed or provide a RFR Election to exclusively market and distribute the applicable fresh produce products applicable to the ROFR’s.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Therefore, in consideration of the mutual covenants herein contained, and of other good and valuable consideration, the Parties incorporate the above Recitals and further agree as follows:

1.	Amendment to Section 2(c) of Exhibit A. Section 2(c) of Exhibit A to the Agreement is hereby amended and replaced by the following:

“(c)  Non-Compete Mastronardi Business. During the Term of the Agreement, sell, manage, endorse, support, promote, advertise, market, sponsor, operate, control, provide any form of assistance to, or provide services or products, or otherwise engage in any undertaking that compete with the Mastronardi Business outside of the Territory; provided, however, in the event that AppHarvest is not in breach of the Agreement or any other agreement among AppHarvest and/or its Affiliates, and Mastronardi and/or its Affiliates, the following shall be permitted subject to the terms and conditions set forth below:

(i)            Each RFR Notice under the ROFR’s shall, (y) be provided to Mastronardi, no earlier than one (1) year prior, and no later than six (6) months before, the expected first commercial harvest for the applicable growing / production acreage to the ROFR’s (provided that Mastronardi has the right and discretion to waive such notice provisions), and (z) contain with reasonable specificity, the following: (A) the geographical location within the Territory of the AppHarvest Facility for which the additional growing acreage or growing operations and/or the New Grower Facility is located within the Territory, (B) the amount of growing / production acreage, (C) the design and build specifications of the applicable additional growing acreage and/or production capacity of the New Grower Facility, and (D) the date of expected first commercial harvest for such additional or New Grower Facility production. For clarification, the foregoing information in Sections 2(c)(i)(z)(A) through (D) is the material information for consideration by Mastronardi of the ROFR’s and not any specific varietal information, as such mechanics to determine varietal and other growing information is governed under the framework terms of the Agreement.

(ii)           Each RFR Notice under the ROFR’s shall also provide contingency information in the event that Mastronardi does not elect to proceed under the applicable ROFR, which shall include the following: (A) the location and identification of each variety to be planted, (B) the amount of growing / production acreage for each variety, (C) the crop mix and planting schedule, and (D) length of the growing season for each variety which shall be set for an industry recognized growing season that will not include any short or bumper crop, and will not consist of any varietal that are proprietary to Mastronardi (collectively, the “Contingency Information”). Upon receipt of a RFR Notice that complies with all of the foregoing, Mastronardi will thereafter have the thirty (30) business day period under the ROFR’s from receipt of the RFR Notice in which to make an RFR Election under the applicable ROFR (the “Election Period”).

(iii)          Permissible Activities. In the event that Mastronardi fails to make a timely RFR Election within the applicable Election Period, then with respect to such fresh produce products that are grown and harvested at AppHarvest Facilities within the Territory for which such RFR Election was not exercised (collectively, “Permissible Products”), AppHarvest may market, sell and distribute such Permissible Products within or outside the Territory only to third parties that are (A) non-related and/or unaffiliated to AppHarvest, its Affiliates, subsidiaries, officers and Persons for whom AppHarvest is legally responsible or controls and (B) to industry recognized bona fide third party marketers (the “Permissible Activities”), provided that under no circumstances shall AppHarvest use or identify such Permissible Products with any trade name, trademark, or other marks associated with Mastronardi, including its SUNSET® brand and no Mastronardi related packaging or similar materials shall be used to transport, sell, distribute or otherwise dispose of such Permissible Products, without express written authority to use from Mastronardi. Notwithstanding anything to the contrary, AppHarvest shall not be afforded any Permissible Activities with respect to any Permissible Products that represent growing / production acreage that is not in conformity with the Contingency Information during the five (5) year period from the first commercial harvest, on a variety by variety and grower / production acreage amount and location basis. For clarity, not in conformity with the Contingency Information, includes, without limitation, any fact or circumstance inconsistent with the Contingency Information, such as any change or modification in the above items set forth in any or all of Sections 2(c)(ii)(A) through (D), or any fact or circumstances in which AppHarvest would be reasonably deemed to directly or indirectly circumvent the intent of this Amendment. In the event and in each and every case that any growing / production acreage in any AppHarvest Facility is not in conformity with the Contingency Information, such growing / production acreage shall be subject to the ROFR’s on an evergreen basis, and Mastronardi shall be afforded all rights to make a RFR Election under the Additional Products ROFR and New Grower Facility ROFR, as applicable. Except for the Permissible Activities as permitted in this Amendment, the Restrictive Covenants continue in all respects.”

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.	Supplement to Section 20 of the Agreement. The following shall be added to the end of Section 20 of the Agreement.

“For purposes of determining a New Grower Facility for which Mastronardi makes a RFR Election, the “same material terms and conditions of this Agreement” means that, the same terms and conditions of the Agreement shall apply and be deemed a master agreement to all New Grower Facilities, except that, (i) the Parties will identify the specific facility and location and number of growing / production acreage, (ii) the products to be grown will be determined according to the Agreement and may differ from the Morehead KY facility, and (iii) Section 29 shall not apply to any New Grower Facility, as such provision was required in connection with the funding requirements of Equilibrium Capital for the initial AppHarvest Facility. The Parties will also seek, but are not required, to document separate exclusive purchase and marketing agreements for each New Grower Facility for which Mastronardi has provided an RFR Election to purchase, market and distribute products; the failure of which does not invalidate the rights of the Parties provided for herein. For avoidance of doubt, the Richmond KY and Berea KY New Grower Facilities shall be deemed New Grower Facilities for which an RFR Election has been made by Mastronardi.”

3.	Counterparts. This Amendment may be executed and delivered in two or more counterparts (including facsimile, PDF or other electronic counterpart), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Governing Law; Choice of Forum. This Amendment shall be governed by and construed in accordance with the Governing Law. Choice of Forum provided for in the Agreement (ie., Michigan).

5.	Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect in accordance with their terms without modification.

[Remainder of Page Intentionally Left Blank]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the undersigned hereby execute this Amendment as of the dates written below.

“GROWER” AppHarvest, Inc., a Delaware corporation		“MASTRONARDI” Mastronardi Produce Limited, an Ontario corporation

By:	/s/ Jonathan Webb	By:	/s/ Paul Mastronardi

Print Name:	Jonathan Webb	Print Name:	Paul Mastronardi

Title:	CEO	Title:	President and CEO

Date:	December 18, 2020	Date:	December 18, 2020

I have authority to bind the corporation		I have authority to bind the corporation

Signature Page to Amendment No. 1

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